Exhibit 99.1


   KFX'S PEGASUS SUBSIDIARY FILES ANSWER TO PAVILION PATENT INFRINGEMENT
               ALLEGATIONS AND ASSERTS VARIOUS COUNTERCLAIMS


FOR RELEASE MONDAY, OCTOBER 30, 2000               CONTACT:  TED VENNERS
AT 9:00 AM, EST                                              303-293-2992


Denver, CO, October 30, 2000--KFx Inc. (AMEX: KFX) today reported that on October 27, 2000 its Pegasus Technologies, Inc. subsidiary ("Pegasus") filed its answer ("Answer") to the patent infringement claims alleged by Pavilion Technologies, Inc. ("Pavilion") in a lawsuit that was filed in the Southern District of Texas on August 14, 2000 ("Pavilion Claim"). The Answer denies all of the infringement allegations in the Pavilion Claim.

In addition, Pegasus' Answer asserts various counterclaims ("Counterclaims") against Pavilion including unfair competition, deceptive trade practices, defamation, tortious interference with business relationships and attempted monopolization in violation of Section 2 of the Sherman Antitrust Act. After consultation with counsel, Pegasus believes that the substantive allegations in the Pavilion Claims are objectively baseless and without merit and further that Pavilion knew that the allegation that Pegasus infringes 26 patents was baseless at the time the Pavilion Claim was filed.

"Our initial views of the merits of Pavilion's allegations have been confirmed by the additional analysis of our lawyers necessary to file our Answer and Counterclaims," said Ted Venners, Chairman of Pegasus. "We are working with our lawyers and customers to minimize the unjustified disruption to our marketing efforts that Pavilion's unfounded allegations have caused. Baseless claims such as these detract from our focus on developing new and improved products and enhancing our services for the benefit of our customers. We believe that Pavilion has stepped over the line in using the legal system to interfere with our business." Venners added.

Pegasus management believes that Pavilion filed the Pavilion Claim and undertook related actions in an attempt to interfere directly with the business relationships of Pegasus through the use of the legal process to impose collateral, anticompetitive injury rather than to obtain a legal remedy.

Pegasus' Answer seeks, among other remedies, a judgment that Pegasus does not infringe as is alleged in the Pavilion Claim and that the twenty-six patents alleged to be owned by or licensed to Pavilion that are the subject of the Pavilion Claim are invalid and/or unenforceable against Pegasus. In connection with the Counterclaims, Pegasus seeks, among other remedies, trebled compensatory damages, punitive damages, and injunctive and declaratory relief.

Pegasus is the industry leader in neural network applications to optimize utility boiler operations resulting in a reduction in harmful emissions, reduced power generation costs, and increased efficiency for the power generation industry. KFx focuses on providing total solutions for the power industry through its patented clean fuel production process technology and Pegasus products and services--enhancing the operational efficiency of power production while preserving the environment. More information about KFx and Pegasus may be found on the Company's web site at www.kfx.com.

The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward looking-statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at item 1 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 1999, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.